                                                                      EXHIBIT 99

                          ENERGY SEARCH, INCORPORATED
                               FINANCIAL REPORT
                          WITH ADDITIONAL INFORMATION
                               DECEMBER 31, 1996

                          ENERGY SEARCH, INCORPORATED


                                   CONTENTS


REPORT LETTER                                                           1

FINANCIAL STATEMENTS

  Balance Sheet                                                         2

  Statement of Operations                                               3

  Statement of Shareholders' Equity (Accumulated Deficit)               4

  Statement of Cash Flows                                               5

  Notes to Financial Statements                                       6-21

REPORT LETTER                                                          22

ADDITIONAL INFORMATION

  Costs Incurred in Oil and Gas Property Acquisition,
    Exploration and Development Activities                             23

  Estimates of Natural Gas and Oil Reserves                          24-25

               [LETTERHEAD OF PLANTE & MORAN, LLP APPEARS HERE]

================================================================================

                         Independent Auditor's Report



To the Shareholders of
Energy Search, Incorporated


We have audited the accompanying balance sheet of Energy Search, Incorporated, (the Company) as of December 31, 1996 and the related statements of operations, shareholders' equity (accumulated deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Energy Search, Incorporated, as of December 31, 1995, were audited by other auditors whose report dated January 30, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energy Search, Incorporated, as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        /s/ PLANTE & MORAN, LLP

Grand Rapids, Michigan
March 6, 1997

                          ENERGY SEARCH, INCORPORATED
                                 BALANCE SHEET

                                                                                         December 31
                                                                                -----------------------------
                                    ASSETS
                                                                                     1996            1995
                                                                                -------------   -------------
CURRENT ASSETS
  Cash and cash equivalents                                                     $      51,067   $     105,978
  Accounts receivable                                                                 111,376          78,439
  Due from affiliated partnerships, net of $160,464 allowance for
    uncollectible accounts in 1996 and $102,468 in 1995 (Note B and K)                621,865       1,114,828
  Other current assets                                                                 66,067          62,165
  Deferred tax asset (Note D)                                                          55,000               -
                                                                                -------------   -------------
          Total current assets                                                        905,375       1,361,410

OIL AND GAS PROPERTIES
  Proven properties                                                                   420,040         347,400
  Unproven properties                                                                 186,159         139,913
  Wells and related equipment                                                       5,591,760       4,920,839
  Less accumulated depreciation, depletion and amortization                        (2,751,099)     (2,447,439)
                                                                                -------------   -------------
          Net oil and gas properties                                                3,446,860       2,960,713

OTHER ASSETS
  Other property and equipment - Net (Note C)                                         194,668          76,267
  Investments in related partnerships (Note J)                                      1,363,423       1,223,928
  Deferred tax asset (Note D)                                                         413,000               -
  Prepaid stock offering costs (Note L)                                               265,948               -
  Other                                                                                79,098         189,488
                                                                                -------------   -------------
          Total other assets                                                        2,316,137       1,489,683
                                                                                -------------   -------------
          Total assets                                                          $   6,668,372   $   5,811,806
                                                                                =============   =============

          LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable (Note E)                                                        $     902,456   $     636,773
  Current portion of long-term debt (Note F)                                           69,729         146,481
  Accounts payable and accrued liabilities                                          1,033,463         692,803
  Drilling advances (Note I)                                                        1,335,124       2,415,120
                                                                                -------------   -------------
          Total current liabilities                                                 3,340,772       3,891,177

LONG-TERM DEBT, less current portion (Note F)                                         154,794       2,285,592

SHAREHOLDERS' EQUITY (DEFICIT) (Notes G, H and L)
  Class A convertible preferred stock (no par value: 5% cumulative;
    216,945 shares authorized; 207,700 shares issued and outstanding
    at $10 per share stated value)                                                  2,049,307               -
  Class B convertible preferred stock (no par value; no dividend preference;
    450,000 shares authorized; 242,300 shares issued and outstanding at
    $10 per share stated value)                                                     2,196,853               -
  Common stock (no stated value, 10,000,000 shares authorized; 1,100,000
    shares issued and outstanding)                                                      1,200           1,200
  Accumulated deficit                                                              (1,074,554)       (366,163)
                                                                                -------------   -------------
          Total shareholders' equity (accumulated deficit)                          3,172,806        (364,963)
                                                                                -------------   -------------
     Total liabilities and shareholders' equity                                 $   6,668,372   $   5,811,806
                                                                                =============   =============

See Notes to Financial Statements.

                          ENERGY SEARCH, INCORPORATED
                              STATEMENT OF INCOME

                                                                           Year Ended December 31
                                                                        ---------------------------
                                                                            1996            1995
                                                                        ------------    -----------
REVENUE
  Net turnkey revenue                                                   $    882,237    $ 2,025,078
  Oil and gas sales                                                          289,188        173,162
  Management fees (Note I)                                                   213,666        175,350
  Other revenue                                                               56,737        118,473
                                                                        ------------    -----------

      Total revenue                                                        1,441,828      2,492,063

OPERATING EXPENSES
  Production costs                                                           171,336        158,196
  Exploration costs                                                          242,130         75,877
  Depreciation, depletion and amortization                                   374,711        574,239
  Interest                                                                   207,038        234,820
  General and administrative                                               1,279,739        977,278
                                                                        ------------    -----------

      Total operating expenses                                             2,274,954      2,020,410
                                                                        ------------    -----------

NET INCOME (LOSS) FROM OPERATIONS                                           (833,126)       471,653

OTHER INCOME (EXPENSE)
  Program subsidies (Note I)                                                (197,892)      (188,072)
  Stock issuance expense (Note I)                                            (83,080)             -
  Gain on sale of assets                                                      54,096         73,540
  Equity in income (losses) of related partnerships                           37,531        (88,779)
                                                                        ------------    -----------

      Total other income (expense)                                          (189,345)      (203,311)
                                                                        ------------    -----------

NET INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM                                                      (1,022,471)       268,342

INCOME TAX BENEFIT (Note D)                                                  417,000              -
                                                                        ------------    -----------

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                                 (605,471)       268,342

EXTRAORDINARY ITEM - LOSS ON EARLY EXTINGUISHMENT
  OF DEBT (NET OF INCOME TAX BENEFIT OF $51,000) (Note G)                    (78,920)             -
                                                                        ------------    -----------
NET INCOME (LOSS)                                                       $   (684,391)   $   268,342
                                                                        ============    ===========

NET LOSS PER SHARE AVAILABLE TO COMMON
 STOCKHOLDERS BEFORE EXTRAORDINARY ITEM                                 $      (0.60)

EXTRAORDINARY ITEM PER SHARE                                                   (0.07)
                                                                        ------------

NET LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS                     $      (0.67)
                                                                        ============

PRO FORMA FINANCIAL INFORMATION
Pro forma information assuming change in tax status since inception

Pro forma net income before pro forma income tax expense                                $   268,342
Pro forma income tax expense                                                                      -
                                                                                        -----------

      Pro forma net income                                                              $   268,342
                                                                                        ===========

  Pro forma earnings per share                                                          $      0.24
                                                                                        ===========


See Notes to Financial Statements.

                          ENERGY SEARCH, INCORPORATED
            STATEMENT OF SHAREHOLDERS' EQUITY (ACCUMULATED DEFICIT)
                    YEARS ENDED DECEMBER 31, 1996 AND 1995


                                   Preferred Stock         Common Stock
                               ----------------------  ---------------------   Accumulated
                                Shares      Amount       Shares      Amount      Deficit         Total
                               --------  ------------  ---------   ---------  -------------   -----------
BALANCE - January 1, 1995             -    $        -      1,200   $   1,200   $  (634,505)   $  (633,305)

Net income for the year
 ended December 31, 1995              -             -          -           -       268,342        268,342
                               --------  ------------  ---------   ---------   -----------    -----------
BALANCE -December 31, 1995            -             -          -       1,200      (366,163)      (364,963)

Recapitalization of common
 stock (Note H)                       -             -    548,800           -             -              -
Issuance of preferred
 stock A (Note G)               207,700     2,049,307          -           -             -      2,049,307
Issuance of preferred
 stock B (Note G)               242,300     2,196,853          -           -             -      2,196,853

Distribution to
 shareholders in excess
 of capital                           -             -                              (24,000)       (24,000)

Two-for-one stock split
 (Note H)                             -             -    550,000           -             -              -
                               --------  ------------  ---------   ---------   -----------    -----------
Net loss for the year ended
 December 31, 1996                    -             -          -           -      (684,391)      (684,391)
                               --------  ------------  ---------   ---------   -----------    -----------
BALANCE - December 31, 1996     450,000  $  4,246,160  1,100,000   $   1,200   $(1,074,554)     3,172,806
                               ========  ============  =========   =========   ===========    ===========


See Notes to Financial Statements.

                          ENERGY SEARCH, INCORPORATED
                            STATEMENT OF CASH FLOWS

                                                                                               Year Ended December 31
                                                                                             --------------------------
                                                                                                 1996          1995
                                                                                             -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                                          $  (684,391)  $    268,342
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation, depletion and amortization expense                                             374,711        574,239
    Dryholes and abandonments of previously capitalized oil and gas properties                   125,854              -
    Loss on early extinguishment of debt                                                         129,920              -
    (Gain) on sale of assets                                                                     (54,096)       (73,540)
    Equity in (income) losses of related partnerships                                            (37,531)        88,779
    Deferred taxes                                                                              (468,000)             -
    (Increase) decrease in assets:
      Accounts receivable and due from partnerships                                              460,026       (265,348)
      Other current assets                                                                        (3,902)       (24,176)
      Prepaid stock offering costs                                                              (261,783)        21,413
    Increase (decrease) in liabilities:
      Accounts payable and accrued liabilities                                                   340,660         98,633
      Drilling advances                                                                       (1,079,996)      (850,876)
                                                                                             -----------   ------------
          Net cash used in operating activities                                               (1,158,528)      (162,534)

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of proven properties                                                                  (170,000)      (146,109)
 Proceeds from sale of other property and equipment                                               38,000        152,000
 Purchase of oil and gas properties and other property and                                      (892,165)      (548,269)
  equipment
Distributions from affiliated partnerships                                                        23,934         71,077
Contributions to affiliated partnerships                                                        (125,898)      (390,026)
Purchase of oil and gas leases                                                                   (46,246)       (49,009)
                                                                                             -----------   ------------
          Net cash used in investing activities                                               (1,172,375)      (910,336)

CASH FLOWS FROM FINANCING ACTIVITIES
 Net proceeds from short-term debt                                                               265,683        540,000
 Net proceeds from issuance of preferred stock                                                 2,169,160              -
 Proceeds from issuance of long-term debt                                                        140,145        887,000
 Payments on long-term debt                                                                     (270,695)      (313,330)
 Payments of loan issue costs                                                                    (28,301)       (71,761)
                                                                                             -----------   ------------
          Net cash provided by financing activities                                            2,275,992      1,041,909
                                                                                             -----------   ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                        (54,911)       (30,961)

CASH AND CASH EQUIVALENTS - Beginning of year                                                    105,978        136,939
                                                                                             -----------   ------------

CASH AND CASH EQUIVALENTS - End of year                                                      $    51,067   $    105,978
                                                                                             ===========   ============
SUPPLEMENTAL DISCLOSURE:
 Cash paid for interest during the year                                                      $   192,994   $    229,264
                                                                                             ============  ============

 Cash paid for income taxes during the year                                                  $          -  $          -
                                                                                             ============  ============
NONCASH ACTIVITIES:
 Assets distributed to shareholders                                                          $     24,000  $          -
                                                                                             ============  ============

 Preferred stock issued (Note G)                                                             $  2,077,000  $          -
                                                                                             ============  ============


See Notes to Financial Statements.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Operations: Energy Search, Inc., (ESI) is engaged in the exploration, development, production and marketing of oil and natural gas in the Appalachian Basin area including southeastern Ohio and southern West Virginia. ESI's revenue is primarily derived from the drilling of oil and gas wells on a contract basis, the sale of natural gas and crude oil from wells in which it has working interests, the transmission of natural gas through a pipeline and gathering system owned by an affiliated partnership in which ESI has an ownership interest, the management and operation of oil and gas wells, and the formation and management of oil and gas partnerships. Since inception, all ESI oil and gas wells and the majority of its markets for oil and gas produced were located primarily in Ohio. In 1996, ESI began operations in West Virginia.

         Commencing in 1997, ESI plans to drill wells on its own behalf on acreage leased in West Virginia that will be financed from public funds raised through the initial public offering (Note L). ESI will also continue to sponsor the formation of oil and gas partnerships.

         Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Inventory: Materials and supplies inventory, consisting primarily of tubular goods and field materials, are stated at the lower of average cost or market.

         Oil and Gas Properties: ESI uses the successful efforts method of accounting for oil and gas producing activities. Prior to 1997, wells were drilled with capital raised primarily through limited partnerships. Under the terms of the partnership and drilling contracts, ESI does not capitalize intangible drilling costs since these costs are the responsibility of the contracting parties. ESI does capitalize all tangible drilling costs when incurred, since they retain ownership of the well equipment. For 1997 and future years, all intangible and tangible drilling costs for successful development wells drilled with ESI's capital will be capitalized.

         Oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at time of impairment. Proven properties represent purchased working interests in producing oil and gas wells, as well as costs to acquire oil and gas leases. Proven properties and wells and related equipment are depreciated and depleted by the units-of-production method using estimates of proven reserves. Because of inherent uncertainties in estimating proven reserves, estimates of depletion and depreciation could change significantly.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Other Property and Equipment: Other property and equipment are recorded at cost. Major additions and improvements are capitalized, while repairs, replacements and maintenance that do not improve or extend the life of the respective assets are expensed. Depreciation is computed under the double-declining balance method over the estimated useful lives.

         Investments in Related Partnerships:   Investments in related
         partnerships are accounted for by the equity method. ESI, as the managing general partner of the oil and gas partnerships, makes initial capital contributions to the partnerships in accordance with provisions in the respective placement memorandum governing the activities of the particular partnership. Income or losses are allocated to the investments according to ESI's ownership interest in the partnerships, and distributions or withdrawals are deducted from the investments.
         See Note B for additional partnership information.

         Turnkey Drilling Revenue: ESI enters into contracts with the affiliated oil and gas partnerships to drill oil and gas wells under turnkey agreements. Under the terms of the contracts, ESI provides all tangible well equipment and receives working interests in the completed wells. The partnerships pay all intangible drilling costs and receive working interests in the wells. The partnerships advance funds to ESI in order to finance the drilling activity. ESI initially defers the full amount of the drilling advances and recognizes drilling revenue as the wells are completed. Drilling expenses are netted against turnkey drilling revenue and were $2,046,458 and $1,760,848 in 1996 and 1995, respectively.

         Income Taxes: ESI accounts for income taxes following the liability method. A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns. Deferred tax liabilities or assets are recognized for the estimated future tax effect of temporary differences between book and tax accounting and operating loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In 1995, ESI was a subchapter S corporation. As such, all income, losses and credits of ESI were reported in the individual federal income tax returns of the shareholders. As a result, there was no provision for federal income taxes in the accompanying financial statements. Pro forma income tax and earnings per share information has been presented in the statement of operations for the year ended December 31, 1995, as if ESI had been a C corporation since inception. Pro forma 1995 income tax expense was offset by a pro forma tax benefit recognized from a pro forma operating loss carryforward.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Fair Value of Financial Instruments: A summary of the methods and significant assumptions used to estimate the fair value of financial instruments is as follows:

         .    Short-Term Financial Instruments - The fair value of short-
              ---------------------------------
              term financial instruments, including cash, trade accounts receivable and trade accounts payable, approximate their carrying amounts in the financial statements due to the short maturity of such instruments.

         .    Other Assets - The fair value of investments in related
              ------------
              partnerships is not practically determinable. See Note B for information about partnerships.

         .    Notes Payable and Long-Term Debt - Based on interest rates
              --------------------------------
              currently available to the Company for debt instruments with similar terms and remaining maturities, the fair values of notes payable and long-term debt approximate their carrying amounts in the financial statements.

         Stock Options and Warrants: The Company has stock option and stock warrant plans (Note L). Options and warrants granted to employees are accounted for using the intrinsic value method, under which compensation expense is recorded at the amount by which the market price of the underlying stock at the grant date exceeds the exercise price of an option.

         Earnings Per Share: Earnings (loss) per share of common and common equivalent stock are computed by dividing net income (loss) less the preferred stock dividend by the weighted average common shares outstanding and are retroactively adjusted for stock splits. The convertible preferred stock is considered to be the equivalent of common stock from the time of its issuance in 1996; however, conversion has not been assumed due to the net loss for 1996.

         In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." The statement establishes standards for computing and presenting earnings per share (EPS) and simplifies previous standards. This new statement is not expected to have a material impact on EPS as presented.

         Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Accounting Standards Implemented in 1996:   In March 1995, the
         Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         to those assets to be held and used, and for long-lived assets and certain identifiable intangibles held for disposal. The Statement requires that the long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

         The Statement is effective for fiscal years beginning after December 15, 1995. ESI has adopted the Statement effective January 1, 1996; however, the adoption had no material effect on ESI's financial position or results of operations.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Statement establishes a fair value based method of accounting for stock-based compensation plans. It encourages entities to adopt that method for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stocks. At December 31, 1996, the statement did not have a material impact on ESI's financial statements.

         Reclassifications: Certain reclassifications have been made to 1995 amounts to conform to 1996 presentations.


NOTE  B -   AFFILIATED OIL AND GAS PARTNERSHIPS

         Since 1989, ESI has sponsored the formation of partnerships for the purpose of conducting oil and gas exploration, development, and production activities on certain oil and gas properties. Such partnerships include the Natural Gas/Tax Credit 1989 L.P., the Natural Gas/Tax Credit 1990 L.P., the Natural Gas/Tax Credit 1991 L.P., the Natural Gas/Tax Credit 1992 L.P., the Natural Gas/Tax Credit 1992-A L.P., the Natural Gas 1993 L.P. and the Energy Search Natural Gas 1993-A L.P., the Energy Search Natural Gas 1994 L.P. and Energy Search Natural Gas 1994-A L.P., and the Energy Search Natural Gas 1995 L.P. Energy Search Natural Gas 1995-A L.P. ESI serves as managing general partner of these partnerships and, as such, has full and exclusive discretion in the management and control of the partnerships. The turnkey drilling and operating agreements that ESI enters into with the partnerships provide that the partnerships pay for the intangible drilling costs of the wells at an agreed-upon price per well. ESI provides all tangible equipment required in the drilling, equipping, completing and operating of the properties. Revenue from the partnership oil and gas properties is allocated based on the working interest ownership percentage of the properties. ESI's interests in the limited partnerships range from .5 percent to 9 percent at December 31, 1996 and 1995.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995


NOTE B - AFFILIATED OIL AND GAS PARTNERSHIPS (Continued)

         In 1993, ESI sponsored the formation of the ESI Pipeline Operating L.P. (the Operating Partnership), which purchased a portion of ESI's gas pipeline and gathering system. ESI contributed its remaining interest in the pipeline system to the new partnership in exchange for an ownership interest in the Operating Partnership. ESI has advanced funds to the Operating Partnership for each extension of the pipeline. ESI has no legal obligation to continue to advance funds in the future. ESI provides a guaranteed 10 percent return to pipeline investors through 1997. Operations of the pipeline have been sufficient to fund the preferential return through 1996, and management does not anticipate the need for a supplement through 1997. After preferential returns, all cash is used to repay advances used to fund pipeline extensions.

         Also, in 1993, ESI sponsored the formation of the ESI Natural Gas Pipeline Income L.P. (the Pipeline Partnership). The Pipeline Partnership made a capital contribution to the Operating Partnership to finance the initial purchase of ESI's pipeline system. In turn, the Pipeline Partnership received an ownership interest in the Operating Partnership. ESI serves as managing general partner for both of these partnerships and, as such, has full and exclusive discretion in the management of and control of the partnerships. The Operating Partnership earns revenue by charging gas wells a transportation fee based on the volume of gas moved through the pipeline system. Substantially all of these gas wells are operated by ESI. As of December 31, 1996 and 1995, the Pipeline Partnership owned approximately 57 percent and 62 percent of the Operating Partnership, with ESI owning the remaining 43 percent and 38 percent, respectively.

         Total assets and equity of the related partnerships in the aggregate were approximately $6,382,000 and $5,808,000, respectively, at December 31, 1996, and $4,430,000 and $4,412,000, respectively, at December 31,
         1995.

         Revenue, net income (loss) from continuing operations, and net income for ESI's share of such items of the following equity investees for the period ending December 31, 1996 and 1995, are given below. In the case of each equity investee, the net income (loss) from continuing operations equals the net income (loss).

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE B - AFFILIATED OIL AND GAS PARTNERSHIPS (Continued)


       EQUITY INVESTEE                                  NET INCOME (LOSS) FROM
                                       REVENUE           CONTINUING OPERATIONS
                                --------------------    -----------------------
                                   1996       1995         1996         1995
                                ---------   --------    ---------    ----------
Energy Search Natural Gas
  Pipeline Income, L.P.         $       5   $   (360)   $  (3,169)   $      (15)

ESI Pipeline Operating L.P.       178,282     94,039       37,460       (88,779)

Energy Search Natural Gas
  1993 L.P.                         8,452      9,411          821         2,306

Energy Search Natural Gas
  1993-A L.P.                      14,315     15,304        5,506         8,085

Energy Search Natural Gas
  1994 L.P.                        11,607      3,053       (3,439)       (3,783)

Energy Search Natural Gas
  1994-A L.P.                         567        106       (2,056)       (2,660)

Energy Search Natural Gas
  1995 L.P.                         6,914          -       (1,408)      (26,229)

Energy Search Natural Gas
  1995-A L.P.                       2,879          -        5,816       (22,567)

Energy Search Natural Gas
  1996 L.P.                           -           N/A     (32,193)         N/A

Energy Search Natural Gas
  1996-A L.P.                         -           N/A      (6,400)         N/A


                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE C - PROPERTY AND EQUIPMENT

         The principal categories of property and equipment are as follows:

                                                                             Depreciable
                                                         1996        1995    Life-Years
                                                      ---------   ---------  -----------
         Machinery and equipment                      $  39,942   $ 150,027       5
         Office furniture, equipment and software       143,785     136,660       5
         Airplane                                       146,932           -      7-31
         Vehicles                                       112,784     126,913       5
                                                      ---------   ---------
                Total cost                              443,443     413,600
         Less accumulated depreciation                  248,775     337,333
                                                      ---------   ---------
                Net carrying amount                   $ 194,668   $  76,267
                                                      =========   =========

         Depreciation expense totaled $66,445 and $68,841 for the years ended December 31, 1996 and 1995, respectively.


NOTE D - INCOME TAXES

         The following is a summary of the provision for income taxes for the year ended December 31, 1996:

         Current recovery                                                    $    -
         Deferred benefit                                                      468,000
         Amount allocated to extraordinary item                                (51,000)
                                                                             ---------
                Net income tax benefit                                       $ 417,000
                                                                             =========

         The following is a reconciliation of the statutory federal income tax rate to the Company's effective tax rate:

         Income tax at federal statutory rate                                  34.0%
         State income taxes, net of federal benefit                             6.0
         Effect of nondeductible expenses                                       (.5)
                                                                             ---------
                Actual effective tax rate                                      39.5%
                                                                             =========

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE D - INCOME TAXES (Continued)

         The significant components of ESI's deferred tax assets and liabilities at December 31, 1996, are as follows:

Deferred tax assets:
 Allowance for uncollectible accounts            $    55,000
  Accounting for equity investors                    198,000
  Federal net operating loss                         657,000
  State net operating loss                           102,000
  Other                                                6,000
                                                 -----------
   Total deferred tax assets                       1,018,000

 Valuation allowance for deferred tax assets               -

 Deferred tax liabilities:
  Depreciation                                       401,000
  Pooling of capital                                 149,000
                                                 -----------
   Total deferred tax liabilities                    550,000
                                                 -----------
   Net deferred tax assets                       $   468,000
                                                 ===========

         At December 31, 1996, ESI has federal and state operating loss carryforwards of approximately $1,900,000 that expire in the years 2005 to 2011. These carryforwards are available to offset future taxable income.

         The net deferred tax asset of $468,000 at December 31, 1996, consists of a current and long-term portion of $55,000 and $413,000, respectively.

NOTE E - NOTES PAYABLE


                                                                                       1996        1995
                                                                                    ----------  ----------
 Notes payable to shareholders, unsecured, due on
  demand, annual interest-only payments at 10%                                      $  251,773  $  236,773

Line of credit at bank, collateralized by lien on oil
 and gas property, interest payable at prime plus
 2.0%, paid off in 1996                                                                      -     400,000

Line of credit at bank, collateralized by lien on oil
 and gas property, interest payable at prime plus
 1.75%                                                                                 650,683           -
                                                                                    ----------  ----------
  Total                                                                             $  902,456  $  636,773
                                                                                    ==========  ==========


                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE E - NOTES PAYABLE (Continued)


         The Company has an $870,000 line of credit. The initial borrowing base was $900,000 but is reduced by $10,000 per month. It has various loan covenants including requirements on its tangible net worth, debt to tangible net worth, and limits on partnership subsidies and general and administrative costs.

         The following is a summary of certain information regarding ESI's short-term borrowings for years ended December 31:

                                                                       1996          1995
                                                                   -----------    ---------

Balance at end of year                                             $   902,456    $ 636,773

Weighted average interest rate at end of year                             9.80%        10.2%

Average amount outstanding during the year                         $ 1,013,163    $ 786,012

Maximum amount outstanding at any month end
                                                                     1,126,980      919,441
 during the year


NOTE F - LONG-TERM DEBT

         Long-term debt consisted of the following at December 31:

                                                                       1996        1995
                                                                   ----------  -----------
         Variable-rate subordinated debentures; unsecured,
         converted to preferred stock in 1996 as discussed in
         Note G                                                    $       -   $ 2,169,500

         Note payable to bank, collateralized by equipment,
         interest only payable at a rate of 8.5% through
         March 17, 1997, monthly installments of $2,863,
         including interest of 8.5% commencing April 17,
         1997, through March 17, 2002                                140,145             -

         Note payable to bank, collateralized by vehicles and
         guaranties of shareholders, payable in monthly
         installments of $5,250, including interest at prime
         plus .50%, which was 9% at December 31, 1995
         and 1994, through May 10, 1998                               84,378       137,296


                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE F - LONG-TERM DEBT (Continued)

                                                                  1996         1995
                                                               ---------   -----------
         Notes payable to related entities, unsecured, payable
         in monthly installments of $13,066, including
         interest ranging from 10% to 12%, paid in 1996             -          125,277
                                                               ---------   -----------
            Total                                                224,523     2,432,073
            Less current portion                                  69,729       146,481
                                                               ---------   -----------
            Total long-term debt                               $ 154,794   $ 2,285,592
                                                               =========   ===========

  Principal maturities of long-term debt at December 31, 1996, are as follows:

                1997                                    $  69,729
                1998                                       56,530
                1999                                       26,940
                2000                                       29,339
                2001                                       31,985
                Thereafter                                 10,000
                                                        ---------
                        Total                           $ 224,523
                                                        =========

NOTE G - PREFERRED STOCK ISSUANCE

         During 1996, ESI issued 207,700 shares of Class A convertible preferred stock with a $10 stated value in exchange for and to retire the outstanding principal on its variable rate subordinated debentures. Of the $2,169,500 debentures payable outstanding at December 31, 1995, a total of $2,077,000 was converted to Class A convertible preferred stock, with the remaining $92,500 in debentures being retired with cash. The write-off of the deferred loan costs of $129,920 related to the debentures has been reflected as a loss on early extinguishment of the debt. In addition, ESI issued 242,300 shares of Class B convertible preferred stock with a $10 stated value during this period. Issue costs of $27,693 and $226,147 related to the Class A and Class B preferred stock, respectively, were netted against the respective preferred stock accounts.

         Both the Class A and B preferred stock is redeemable by the Company, at the option of the holder, at $10 per share or, if not redeemed, is automatically convertible on a share-by-share basis into common stock upon the occurrence of a certain event. Such events include the undertaking of a registration and initial public offering of any of ESI's common stock. As discussed in Note L, the preferred stock was converted to common stock in 1997 in conjunction with the successful initial public offering of ESI's common stock.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995


NOTE H - RECAPITALIZATION OF COMMON STOCK

         On July 1, 1996, all of the existing shareholders of ESI surrendered 1,200 shares of common stock outstanding as of June 30, 1996, in exchange for 550,000 shares of no par common stock from the Company for no additional consideration. In January 1997, immediately prior to completion of the initial public offering, a two-for-one stock split was completed which doubled the number of outstanding shares of common stock to 1,100,000. The changes have been retroactively reported in the financial statements.


NOTE I - RELATED-PARTY TRANSACTIONS

         Because of the nature of ESI's business, a significant number of transactions are with related parties.

         During 1996 and 1995, ESI received drilling advances from two affiliated oil and gas partnerships in the amount of $2,037,750 and $2,935,000, respectively. The balance of drilling advances from affiliated oil and gas partnerships of $1,335,124 and $2,415,120 as of December 31, 1996 and 1995, respectively, relate to advances in 1996, 1995, and preceding years and will be earned as respective wells are completed.

         In its role as operator of the oil and gas wells owned by various related partnerships, ESI charges a wellhead and administrative fee of between $100 and $200 per month for each producing well. These fees totaled $158,666 and $115,350 for 1996 and 1995, respectively. In its role as general partner of the partnership, which owns the gas pipeline and gathering system, ESI charges the partnership a management fee of $5,000 per month. These fees totaled $55,000 and $60,000 for 1996 and 1995, respectively.

         Equity Financial Corporation (EFC), a related party, acts as placement agent for ESI programs. ESI paid EFC $183,150 and $250,000 in 1996 and 1995, respectively, for costs associated with program placement. The balance owed EFC was $84,900 and $112,200 as of December 31, 1996 and 1995, respectively. In 1995, ESI paid EFC $41,000 in sales commissions for placement of variable rate subordinated debentures and paid EFC $83,080 in sales commissions in 1996 for conversion of these debentures to preferred stock. ESI paid EFC $28,000 and $36,000 in 1996 and 1995, respec tively, for rent and management fees under a monthly shared service arrangement.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE I - RELATED-PARTY TRANSACTIONS (Continued)

         ESI has the contractual right to change partnership administrative fees and production operating fees in excess of the aggregate amounts charged to the partnerships during 1996 and 1995.

         The Company, in its discretion and given the business environment existing at the time, chose not to collect certain amounts due from partnerships and also paid certain expenses due to others on behalf of partnerships.

         ESI is under no legal or contractual obligation to continue this activity, and there is no expectation that it will continue in future years.

         The following is a summary for the years ended December 31 of expenses paid on behalf of the partnerships and advances forgiven:

                                                     1996         1995
                                                   ---------   ---------
       Expenses paid on behalf of partnerships     $ 197,852   $ 188,072
       Advances forgiven                              57,996      42,290


NOTE J - EMPLOYEE BENEFIT PLANS

         ESI sponsors a simplified employee pension plan (SEP) for qualifying employees. Employee contributions to individual retirement plans may not exceed the greater of 15 percent of employee earnings or $22,500 per year per employee. ESI contributed $15,726 and $12,235 to the SEP during 1996 and 1995, respectively.

         Under the Company's existing common stock warrant plans, 8,175 stock warrants for the purchase of common stock at $10 per share and 4,000 warrants for the purchase of common stock at $.01 per share have been issued to employees and sales agents of the Company, respectively, as of December 31, 1996. In conjunction with this plan, 13,975 shares to common stock have been reserved for issuance upon exercise of these warrants. The fair value of the $.01 warrants outstanding at December 31, 1996, is approximately $32,000. The fair value of the $10 warrants is insignificant. The warrants were exercised in 1997.


NOTE K - COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

         As general partner in various affiliated oil and gas partnerships, ESI is subject to contingencies that may arise in the normal course of business of these partnerships. Management is of the opinion that liabilities, if any, related to such contingencies that may arise would not be material to the financial statements.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE K - COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS (Continued)

         CONCENTRATIONS OF CREDIT RISK

         Financial instruments that potentially subject ESI to credit risk include cash on deposit with one financial institution in which these deposits exceed the federally insured amount. ESI places its temporary cash investments with high credit quality financial institutions. At December 31, 1996, ESI's uninsured cash balances were $144,444.

         The Company extends credit to affiliated partnerships in the normal course of business. Within this industry, certain concentrations of credit risk exist. ESI, in its role as operator of co-owned properties, assumes responsibility for payment to vendors for goods and services related to joint operations and extends credit to these partnerships as co-owners of these properties.

         This concentration of credit risk may be similarly affected by changes in economic or other conditions and may, accordingly, impact the Company's overall credit risk. However, management believes that its accounts receivable are well diversified, thereby reducing potential risk to ESI.

         GEOGRAPHIC CONCENTRATION

         The Company plans to increase its oil and gas reserves by continued developmental drilling in southeastern Ohio in the area serviced by its gas gathering system and through primarily developmental drilling in its Dupont Field and on its Beaver Coal Company Lease in Wood and Raleigh counties, West Virginia, respectively. The Company may also undertake activities elsewhere in the Appalachian Basin and the mid-continent region of the United States. It plans to drill an increasing number of wells for its own account, while at the same time continuing to drill wells with future affiliated drilling partnerships to be syndicated on a private placement basis.


NOTE L - SUBSEQUENT EVENTS

         INITIAL PUBLIC OFFERING

         In January 1997, the Company registered its stock in a public offering and raised $6,715,000 net of underwriter fees, professional fees, and various other costs associated with this stock offering. Costs incurred prior to December 31, 1996, have been recorded as prepaid stock offering costs. These costs will be netted against the proceeds of the offering in 1997.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE L - SUBSEQUENT EVENTS (Continued)

         The following table sets forth the capitalization of the Company as of December 31, 1996, as reflected in the audited financial statements and the pro forma capitalization of the Company as of December 31, 1996, giving effect to the sale of 1,000,000 common shares, the application of the net proceeds therefrom, and the conversion of all outstanding preferred stock to common stock.

                                                                                    Pro forma
                                                                  December 31,     December 31,
                                                                    1996              1996
                                                                 ------------    --------------
         SHAREHOLDERS' EQUITY

         Class A convertible preferred stock (no par             $  2,049,307    $            -
                  value, 5% cumulative, 216,945 shares
                  authorized, 207,700 shares issued and
                  outstanding at $10 per share)

         Class B convertible preferred stock (no par                2,196,853                 -
                  value; no dividend preference, 450,000
                   shares authorized, 242,300 shares issued
                   and outstanding at $10 per share)

         Common stock (no stated value, 10,000,000                      1,200        10,962,360
                  shares authorized, 1,100,000 shares issued
                   and outstanding)

         Accumulated deficit                                       (1,074,554)       (1,074,554)
                                                                 ------------    --------------
                  Total shareholders' equity                     $  3,172,806    $    9,887,806
                                                                 ============    ==============

         After completion of the initial public offering, ESI will have 3,000,000 shares outstanding, which will consist of the 1,000,000 shares sold in the offering plus 2,000,000 shares resulting from converted preferred stock and common stock after the two-for-one stock split.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE L - SUBSEQUENT EVENTS

         STOCK OPTION AND WARRANT PLANS

         The Company has established a stock option plan effective January 1, 1997, for unaffiliated parties that excludes officers, directors other than outside directors, employees, and advisors of the Company. A total of 300,000 shares of common stock have been authorized and reserved for issuance under this plan. The Company has also established an outside directors stock option plan, effective January 1, 1997. A total of 50,000 shares of common stock have been authorized and reserved for issuance under this plan.

         The exercise price of each option granted under both stock option plans may not be less than the fair market value of the common stock on the day of the grant of the option, and no option may be exercisable more than 10 years after the date of the grant.

         An executive officer common stock warrant plan was also adopted in January 1997 under which executive officers have been granted a common stock purchase warrant for the purchase of up to 30,000 shares of common stock at the IPO price ($8 per share) per year for five years, starting in 1997.

         SERIES A WARRANTS

         As part of ESI's public offering, the Board of Directors has authorized the issuance of 1,000,000 Series A warrants included in units that consist of one share of common stock and one Series A warrant. The Board has also authorized the issuance of 150,000 units that may be issued pursuant to the Underwriters' over-allotment option, and 100,000 "representative's" warrants that may be issued pursuant to Underwriters' compensation. An equivalent number of shares of common stock has been authorized and reserved for issuance upon exercise of such Series A warrants.

         Each Series A warrant entitles the holder to purchase one share of common stock at an exercise price of 120 percent of the offering price per unit exercisable at any time after February 28, 1998, until January 30, 2002. The Series A warrants may not be traded separately until July 24, 1997. The warrants are subject to redemption by the Company at a price of $.05 per Series A warrant on 30 days written notice at any time after July 24, 1998, provided that the closing sale price per share for the common stock has equaled or exceeded 200 percent of the offering price per unit for 20 consecutive trading days within the 30-day period immediately preceding such notice.

                          ENERGY SEARCH, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995


NOTE L - SUBSEQUENT EVENTS (Continued)

         EQUITY FINANCIAL CORPORATION ACQUISITION

         On March 3, 1997, the Company's Board of Directors approved the acquisition of Equity Financial Corporation. EFC is a Tennessee corporation and an NASD member broker-dealer. EFC acted as the placement agent for each of the Company's drilling programs and received sales commissions in connection with the offerings. EFC is owned by two of the Company's officers. The purchase price is $190,000. Condensed financial statements for EFC for the two most recent years are as follows:

                                 BALANCE SHEET

                                                                        October 31
                                                                -------------------------
ASSETS
                                                                    1996          1995
                                                                ------------   ----------
         Cash                                                   $    102,000   $   67,000
         Other assets                                                131,000      122,000
                                                                ------------   ----------
                  Total assets                                  $    233,000   $  189,000
                                                                ============   ==========

                     LIABILITIES AND SHAREHOLDERS' EQUITY

         Liabilities                                            $     73,000   $   70,000
         Shareholders' equity                                        160,000      119,000
                                                                ------------   ----------
                  Total liabilities and shareholders' equity    $    233,000   $  189,000
                                                                ============   ==========

                               INCOME STATEMENT

                                                                    1996          1995
                                                                ------------   ----------
         Revenues                                               $  1,350,000   $  835,000
         Expenses                                                  1,297,000      841,000
                                                                ------------   ----------
                  Net income (loss) before income taxes               53,000       (6,000)

         Income tax (expense) benefit                                (12,000)       3,000
                                                                ------------   ----------
                  Net income (loss)                             $     41,000   $   (3,000)
                                                                ============   ==========


                            ADDITIONAL INFORMATION

               [LETTERHEAD OF PLANTE & MORAN, LLP APPEARS HERE]

================================================================================

                        Independent Accountant's Report
                           on Additional Information



To the Shareholders of
  Energy Search, Incorporated:


The Costs Incurred in Oil and Gas Producing Activities and Estimates of Natural Gas and Oil Reserves on pages 23 through 25 are not a required part of the basic financial statements of Energy Search, Incorporated, but constitute additional supplementary information required by the Financial Accounting Standards Board. We have applied certain limited procedures, which consisted principally of inquiries of management regarding the methods of measurement and presentation of the supplementary information. However, we did not audit the information and express no opinion on it.


                                                /s/ PLANTE & MORAN, LLP

Grand Rapids, Michigan
March 6, 1997

                          ENERGY SEARCH, INCORPORATED
                     SUPPLEMENTARY INFORMATION (UNAUDITED)
                               DECEMBER 31, 1996

COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

                               Year Ending December 31
                              ------------------------
                                  1996         1995
                              ------------------------
Property acquisition costs       $  72,640   $ 146,109
Exploration costs - Proven          46,246      49,010
Exploration costs - Unproven       242,130      75,877
Development costs                  775,658     622,642

ESTIMATES OF NATURAL GAS AND OIL RESERVES

The following estimates of proven developed natural gas and oil reserve quantities and related standardized measure of discounted net cash flow are estimates prepared by an independent petroleum engineer on behalf of ESI's engineer as of December 31, 1996 and 1995. They do not purport to reflect realizable values or fair market values of ESI's reserves. ESI emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Proven reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proven developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas to the estimated future production of proven oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proven reserves, less estimated future severance tax expenses and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

                          ENERGY SEARCH, INCORPORATED
                     SUPPLEMENTARY INFORMATION (UNAUDITED)
                               DECEMBER 31, 1996


ESTIMATES OF NATURAL GAS AND OIL RESERVES (Continued)

                                                                            Oil (Bbl)         Gas (Mcf)
                                                                        --------------     -------------
Proven, developed and undeveloped reserves:

  January 1, 1995                                                               21,922           747,993
     Revisions and other changes                                               (15,302)         (153,948)
     Extensions and discoveries                                                 16,886         2,594,786
     Purchases of reserves                                                           -           466,815
     Production                                                                 (1,166)          (91,119)
                                                                        --------------     -------------

  December 31, 1995                                                             22,340         3,564,527
     Revisions and other changes                                                (2,568)         (431,499)
     Extensions and discoveries                                                      -        13,471,501
     Purchases and sales of reserves                                            (2,079)         (829,969)
     Production                                                                   (957)          (82,260)
                                                                        --------------     -------------

  December 31, 1996                                                             16,736        15,692,300
                                                                        ==============     =============

Proven developed reserves:
  December 31, 1995                                                             11,723         1,259,454
  December 31, 1996                                                             16,725         1,148,764

Equity interest in proven reserves:
  December 31, 1995                                                              2,392           169,023
  December 31, 1996                                                              2,391           214,474


                          ENERGY SEARCH, INCORPORATED
                     SUPPLEMENTARY INFORMATION (UNAUDITED)
                               DECEMBER 31, 1996

ESTIMATES OF NATURAL GAS AND OIL RESERVES (Continued)

                                                                                 December 31
                                                                        --------------------------------
                                                                              1996              1995
                                                                        --------------     -------------
Standardized measure of discounted future pretax net cash flows

  Future cash inflows                                                   $   53,269,424     $  10,097,118
  Future production costs                                                   (6,876,455)       (2,385,183)
  Future development costs                                                 (10,069,585)       (2,454,290)
                                                                        --------------     -------------

  Future pretax net cash flows                                              36,323,384         5,257,645
  10% annual discount for estimated timing of cash flows                   (14,996,587)       (2,536,994)
                                                                        --------------     -------------

Standardized measure of discounted future pretax net
 cash flows relating to proven oil and gas reserves                     $   21,326,797     $   2,720,651
                                                                        ==============     =============

Standardized measure of discounted future net cash flows

  Future cash inflows                                                   $   53,269,424     $  10,097,118
  Future production costs                                                   (6,876,455)       (2,385,183)
  Future development costs                                                 (10,069,484)       (2,454,290)
  Future income taxes                                                      (10,747,719)                -
                                                                        ---------------    -------------

  Future net cash flows                                                     25,575,665         5,257,645
  10% annual discount for estimated timing of cash flows                   (10,402,907)       (2,536,994)
                                                                        --------------     -------------

Standardized measure of discounted future net cash flows
 relating to proven oil and gas reserves                                $   15,172,758     $   2,720,651
                                                                        ==============     =============

ESI's share of equity method investors' standardized measure
 of discounted future cash flows                                        $       34,478     $      26,387
                                                                        ==============     =============

The following reconciles the change in the standardized measure of discounted future net cash flows for the year ended December 31,
                                                                             1996               1995
                                                                        --------------     -------------

Beginning of year                                                       $    2,720,651     $     832,924
Sales of oil and gas produced, net of production costs                        (303,913)         (219,464)
Extensions, discoveries, and improved recovery -
  Less related costs                                                        23,352,526         1,603,198
Revisions of previous quantity estimates                                      (271,797)         (253,575)
Net change from purchases and sales of minerals in place                      (632,667)          535,514
Net change in income taxes                                                 (10,279,719)                -
Other                                                                          587,677           222,054
                                                                        --------------     -------------
End of year                                                             $   15,172,758     $   2,720,651
                                                                        ==============     =============


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